Exhibit 10.60

Electronic Arts
Label Incentive Plan
April 2008

Plan Document

Purpose of the Label Incentive Plan
•	To provide competitive incentive compensation to retain and attract top talent;

•	To reward the achievements of our development teams by aligning bonus awards with profitability;

•	To align team and employee contributions more closely with their rewards;

•	To create passion for creating high quality products that receive critical acclaim and resonate with consumers;

•	To drive the culture and processes of Electronic Arts Inc. (“EA”) and its subsidiaries and affiliates to support investment-based decision making; and

•	To establish the terms under which EA may provide cash bonuses to certain designated employees.
Effective Date
This Label Incentive Plan (the “Plan”) is effective as of April 1, 2008 and may thereafter apply separately to such Measurement Periods as determined by EA in its sole and absolute discretion and subject to the specific terms and conditions set forth in this document.
Eligibility
This Plan applies solely to regular employees of EA and its subsidiaries and affiliates whom EA, in its sole discretion, determines meet the eligibility requirements set forth below (“Plan Participants”).
To be eligible to receive a discretionary bonus payment under this Plan, a Plan Participant must satisfy each of the following eligibility conditions (an “Eligible Position”):
•	The individual must be a staff level employee who reports directly into an EA Label (currently EA Casual Entertainment, EA Games, EA Sports and The Sims).
•	For purposes of clarity, this includes: (i) all Label staff up to and including senior management; and (ii) other individuals identified by EA as performing a game development role; and excludes (a) Label presidents, (b) any corporate functions reporting into a Label, and (c) individuals serving as “officers” of EA (as such term is used in section 16 of the Securities Exchange Act of 1934, as amended) unless such participation is approved the Compensation Committee of EA’s Board of Directors (the “Compensation Committee”).
•	The individual must be specifically identified by EA as an eligible participant and such eligibility must be communicated in writing (including electronic communications) to the individual.

•	The individual must be a regular employee of EA on or before January 15th of the applicable fiscal year to be eligible for a bonus payment that has been designated as having a fiscal year Measurement Period.

•	The individual must be employed by EA on the actual date(s) that bonuses are paid under the Plan.

•	Except where otherwise required by local law:
•	the individual must not be an overtime eligible employee.

•	the individual must not be providing services to EA as, or classified as (whether or not such classification is upheld upon review by an applicable legal authority), a temporary employee or intern or as an independent contractor, consultant, or agent, under a written or oral contract or purchase order.

•	at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment).

Determination of Bonus Payments
Bonus Formulas. For each Measurement Period in which EA elects to offer bonuses under this Plan, it will determine the actual formula(s) to be used in calculating Plan bonuses for that Measurement Period. The bonus formula(s) for each Measurement Period will be communicated to Plan Participants in writing (including electronic communications) in a format similar to the attached Addendum A. Formulas established for calculating bonuses under the Plan will typically include the following components: (i) Business Unit(s); (ii) Performance Measure(s); (iii) Measurement Period(s); and (iv) payment schedule(s). Bonus formulas may also include any other defined term(s), concept(s) or measure(s) of performance specified by EA, including, but not limited to, any of the defined terms set forth below.
“Annual Salary” shall mean the annual salary in effect at the end of the applicable Performance Period for the Plan Participant. Except where otherwise required by local law, annual salary shall not include variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, expense allowances, or reimbursement. Payment in lieu of paid time off during active employment or upon termination is not included in annual salary for purposes of the Plan.

“Annual Target Bonus” shall mean a Plan Participant’s Annual Salary multiplied by the Plan Participant’s Annual Target Bonus Percentage.

“Annual Target Bonus Percentage” shall mean the percentage of a Plan Participant’s Annual Salary that is established by EA for purposes of determining a Plan Participant’s Annual Target Bonus and provided in writing (including electronic communications) to the Plan Participant.

“Individual Achievement Factor” shall mean a multiplier that reflects the Plan Participant’s contributions to EA relative to individual performance expectations for the applicable Performance Period, as determined by EA management in its sole and absolute discretion. Individual performance expectations will vary to reflect each Plan Participant’s role in the company. EA may establish a maximum Individual Achievement Factor multiplier for any bonus under the Plan or may determine for any particular Plan Participant that the Individual Achievement Factor is 0, in which case, the Plan Participant will not receive a bonus.

“Performance Period” shall mean the period of time during which a Plan Participant contributes to the performance of a Business Unit, as determined by EA management in its sole and absolute discretion.

“Business Unit” shall mean the level at which performance will be measured, for example Label, Studio, Title, Franchise or combination of products/titles.

“Business Unit Performance Factor” shall mean the percentage of actual attainment of a Performance Measure compared to the target Performance Measure as determined by EA management for each Measurement Period.

“Performance Measure” shall mean the measure of financial or other performance applicable to the Business Unit as established by EA. For example, Performance Measures may include, but are not limited to profit, units shipped, or revenue targets for a Business Unit.

“Measurement Period” shall mean a fiscal year or other specified period of time during which one or more Performance Measures will be evaluated for purposes of calculating bonuses under the Plan.
The Compensation Committee in its sole and absolute discretion shall establish the bonus formula(s), if at all, including each of the factors, targets and thresholds, that are to be used for calculating bonuses under the Plan, or shall delegate to EA management the authority to establish such formula(s), as follows: (i) for a fiscal year Measurement Period, on or before the last day of the first quarter of any fiscal year in which the Plan will be offered, and (ii) for other Measurement Periods, at such time as EA management determines appropriate given the Business Unit, Performance Measure, or other factors applicable to the particular bonus.
To the extent permitted by applicable law, rules and regulations, the Compensation Committee may, in its sole and absolute discretion, at any time adjust upward or downward any of the factors, percentages, targets and thresholds set forth in any formulas established for calculating bonuses under the Plan or may delegate the authority to make such adjustments to EA management. All relevant figures shall be rounded to the nearest hundredth (.01).
Pro-Ration. To the extent permitted by applicable law, rules and regulations, EA reserves the right to pro-rate the total bonus of any Plan Participant who was not in a Plan Eligible Position for the entire Performance Period, or was not actively working full-time throughout the applicable Performance Period. Plan bonuses, if any, will generally be pro-rated based on the number of full months (rounded to the nearest full month) that a Plan Participant is working in a Plan Eligible Position, however, EA reserves the right to, in its sole discretion, pro-rate bonuses based on hours of service, days or on any other basis. For example, the pro-ration factor for a Participant who is in the Plan for the entire Performance Period will be 1.00; for a Participant who is the plan for one-half of the Performance Period, the pro-ration factor will be .50. Plan Participants in the following situations may have a pro-ration factor less than 1.00: (a) new hires and individuals who transfer into a Plan Eligible Position during an applicable Performance Period; (b) individuals who transfer out of a Plan Eligible Position during an applicable Performance Period ; (c) individuals who transfer between a Plan Eligible Position and a non-Plan Eligible position within EA; (d) Plan Participants who work less than the applicable full-time standard work week; and (e) Plan Participants who take a leave of absence, as described more fully below.
Plan Participants who transfer between Plan Eligible Positions in different Business Units during the applicable Performance Period will have a pro-ration factor determined on the basis of the actual time applied to each Business Unit.
Plan Participants who are on sabbatical leave or a leave of absence that is protected by statute or other applicable law during an applicable Performance Period shall not have their total bonus, if any, reduced by reason of such leave, provided the Plan Participant’s actual leave of absence does not exceed the maximum leave of absence period protected by local law. By way of example, legally protected leaves of absence may include the period of leave provided by local law for medical leave, maternity leave, or military leave.
To the extent permitted by applicable law, rules and regulations, Plan Participants who take unpaid days off or leaves of absence that are not protected by statute or other applicable law will have their total bonuses, if any, pro-rated based on the number of full months that such Plan Participant is actively working in a Plan Eligible position.
General Guidelines, Terms and Conditions of the Program
1.	Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a Plan Participant until it is actually paid. If a plan participant terminates employment prior to the date a bonus payment is made, the participant will not be eligible for such bonus payment. In situations where an employee has provided notice of termination but has not yet terminated employment as of the date bonuses are paid, bonus eligibility will be determined in accordance with local laws and practices.

2.	Eligibility to participate in this Plan during any discrete Measurement Period or Performance Period (i) does not create any right or entitlement to participate in this Plan in the future or other bonus plans that may be established or maintained by EA, (ii) does not constitute a guarantee or establish an obligation for EA to maintain a similar plan, award similar bonus benefits, or calculate bonuses according to the same or similar formulas in the future, and (iii) does not guarantee that any bonus will actually be paid for that Measurement Period or Performance Period and in some cases a Plan Participant may not receive a bonus under the Plan.

3.	Any bonus payment awarded under this Plan is a discretionary and extraordinary item of compensation that is outside a Plan Participant’s normal, regular or expected compensation, and in no way represents any portion of a Plan Participant’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.

4.	No bonus payment made under this Plan shall be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed by EA unless expressly provided for in such employee benefit plan, program or agreement.

5.	Bonus payments made under this Plan shall only be paid in cash. In no event will bonus payments be paid in the form of a security or equity stake in EA, including, but not limited to shares of EA stock, restricted stock units, or stock options.

6.	Any individual bonus calculated under the Plan must be approved by the Plan Participant’s manager and Label President before such bonus is paid and all payments made under this Plan are subject to audit.

7.	Bonus determination and payment of any bonuses will be made as soon as administratively possible after the close of the applicable Measurement Period. Plan participants that are not actively providing services to EA at the time that the payment would otherwise be made, shall not receive such payment unless and until the Plan Participant returns to active service with EA. This term does not apply to any person on a legally protected leave of absence (as determined by local law) at the time bonuses are paid.

8.	All bonus payments made under the Plan shall be subject to income and employment tax withholding as required by applicable law.

9.	EA reserves the right to interpret this Plan document on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan including but not limited to determining eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. The Compensation Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion.

10.	EA’s authority as set forth herein shall be exercised by the Compensation Committee, except to the extent the Compensation Committee delegates all or some of that authority to a Plan administrative committee or EA management.

11.	EA has adopted this Plan voluntarily and reserves the right to change, suspend or discontinue this Plan, or any individual’s participation in this Plan, at any time, with or without cause and with our without prior written notice.

12.	This Plan, as it may be modified in accordance with the foregoing, constitutes the entire writing and understanding regarding the subject matter of this Plan and supersedes any written, and/or oral agreement, understanding, or representations regarding the subject matter of this Plan.

13.	A Plan Participants’ rights under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law except upon death.

14.	The Plan is unfunded and no provision of the Plan shall require EA, for purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between EA and any Plan Participant or other person. Any right to receive bonus payments under the Plan shall be no greater than the right of any unsecured creditor of EA.

15.	Nothing in this Plan shall be construed to imply the creation of a term contract between EA and any Plan Participant, nor a guarantee of employment for any specific period of time.

16.	Except as otherwise required by local law, EA reserves the right to modify a Plan Participant’s duties, title or other terms and conditions of employment for any or no reason.

17.	Notwithstanding any other provision of this Plan, each Plan Participant’s bonus, if any, will be paid in a single sum not later than (i) the date that is the 15th day of the 3rd month following the end of the Plan Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (ii) the date that is the 15th day of the 3rd month following the end of EA’s first fiscal year in which the award is no longer subject to a substantial risk of forfeiture, whichever is later, unless the Plan Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Plan or any successor plan and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Unless an exemption applies, this Plan and the bonuses paid pursuant to this Plan are intended to meet the requirements of Section 409A.

18.	This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California and within exclusive jurisdiction of the County of San Mateo, California courts without regard to its or any other jurisdiction’s conflicts of laws provisions.

19.	If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

Addendum A
Electronic Arts
Label Incentive Plan
Bonus Formula for
[LABEL OR OTHER BUSINESS UNIT]
[FY[YEAR] OR OTHER MEASUREMENT PERIOD]
Subject to all other terms and conditions of the Electronic Arts Label Incentive Plan (“Plan”)* each Plan Participant who has been specifically identified by EA as eligible to receive a [LABEL OR OTHER BUSINESS UNIT] incentive bonus shall be eligible to receive a discretionary bonus calculated in accordance with the following:
SUMMARY OF PLAN ELEMENTS

Business Unit	Weight	Performance Measure	Measurement Period
Insert	Insert [1%-100%]	Insert	Insert

INDIVIDUAL PAYOUT CALCULATION

Annual Target Bonus	x	Business Unit Performance Factor	x	Individual Achievement Factor	=	Total Bonus (to be multiplied by pro-ration factor, if pro-ration applicable)

[If there are multiple Business Units with the same Measurement Period, the bonus payable for each Business Unit will be weighted based on the Weights assigned above, and the Total Bonus will equal the sum of all of the Business Unit payouts.]
DEFINITIONS
Business Unit(s)
Insert definition of business units
Performance Measure(s)
Insert definition of performance measures
* Including, but not limited to: (1) the Plan Participant must be actually employed by EA or one of its subsidiaries or affiliates on the date that each payment is made pursuant to the Plan in order to earn the right to receive each such payment, (2) except where otherwise required by local law, at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), and (3) eligibility to receive a bonus calculated pursuant to this Addendum does not guarantee the payment of any bonus for a specific Measurement Period, nor does it guarantee employment for any specific period of time.

A-1